As filed with the Securities and Exchange Commission on May 23, 1996

                                         Registration No. _______



                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                       ____________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              Under
                    THE SECURITIES ACT OF 1933

                       ____________________

                           HUMANA INC.
      (Exact name of registrant as specified in its charter)


            Delaware                                  61-0647538
     (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)               Identification No.)


                       500 West Main Street
                    Louisville, Kentucky 40202
             (Address of principal executive offices)
                      _____________________

       HUMANA INC. 1996 STOCK INCENTIVE PLAN FOR EMPLOYEES
                     (Full title of the plan)
                      _____________________



                       Arthur P. Hipwell
           Senior Vice President and General Counsel
                          Humana Inc.
                      500 West Main Street
                   Louisville, Kentucky 40202
                         (502) 580-1000
              (Name, address and telephone number,
           including area code, of agent for service)


                     _______________________




                 CALCULATION OF REGISTRATION FEE


                                        Proposed Maximum    Proposed
Title of securities    Amount to be      offering price     Maximum               Amount of
to be registered        registered        per share(2)    aggregate offering    registration
                                                              price                   fee


Common Stock, par        6,250,000
value $.16-2/3 per        shares(1)         $23.375         $146,093,750           $50,378
share


(1) Plus an indeterminable number of additional shares as may become issuable as a result of any antidilution provisions of the Plan. The shares represent the number of shares of the Registrant's Common Stock which may be issued upon the exercise of options or the grant of restricted stock awards.
(2) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(h) under the Securities Act of 1933 and based on the average of the high and low prices of the Common Stock as reported in the New York Stock Exchange Composite Tape on May 21, 1996.


Exhibit Index on page II-8.

                              PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference.

          The following documents filed by Humana Inc.
(the "Registrant" or "Company") with the Securities and Exchange Commission (the "Commission") (File No. 1-5975) are incorporated herein by reference and made a part hereof:

          (a)  The Registrant's Annual Report on Form
10-K for the fiscal year ended December 31, 1995; and

          (b)  The Registrant's Quarterly Report on Form
10-Q for the quarter ended March 31, 1996; and

          (c)  The description of the Registrant's
Common Stock, par value $.16-2/3 per share (the "Common
Stock"), contained in the Registrant's Registration Statement on Form 8-A, as such description may be amended or updated.

          All documents subsequently filed by the
Registrant pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the securities offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.  Not Applicable

Item 5.   Interest of Named Experts and Counsel.

          The validity of the issuance of the shares of Common Stock being offered by the Registration Statement will be passed upon for the Registrant by Walter E. Neely, Vice
President and Associate General Counsel of the Registrant.  As of
May 1, 1996, Mr. Neely owned 18,358 shares of Common Stock and also has stock options to purchase 143,800 shares of Common Stock of the Registrant.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation
Law (the "DGCL") permits a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe the conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware, or the court in which such action or suit is brought, determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court deems proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Corporations, under certain circumstances, may pay expenses incurred by an officer or director in advance of the final disposition of an action for which indemnification may be permitted or required. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 further provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

          Article X of the Company's By-Laws essentially provides for indemnification of directors, officers, employees and agents of the Company to the fullest authorized under the DGCL.

          The Tenth Article of the Company's Restated
Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

          The Company has in effect officers and directors liability insurance policies with various insurance companies. The policies provide indemnity to the directors and officers of the Company for loss arising from claims concerning a covered wrongful act where there is no corporate indemnification. The insurance will also reimburse the Company for indemnification it may be required by statute or the Company's By-laws to make to any of its directors and officers in connection with a claim by reason of a wrongful act. The policy covers negligent acts, errors, omissions, or breach of duty by a director or officer. The principal exclusions from coverage include the following: (i) claims involving violations of Section 16(b) of the Securities Exchange Act of 1934; (ii) dishonest acts; and (iii) libel, slander or non-monetary damages. The policy provides for a $500,000 deductible self-insurance retention by the Company. The limit of liability under the policies is $70,000,000 in the aggregate for coverage in excess of deductibles and participations.

          The Company has entered into Indemnity
Agreements (the "Agreements") with its directors and officers
("Indemnitees"), whereby the Company will indemnify such parties and advance expenses to the fullest extent permitted by the DGCL.

          An Indemnitee will not be entitled to
indemnification or advancement of expenses under the Agreements with respect to any proceeding or claim brought or made by the Indemnitee against the Company. If the Indemnitee is not entitled to indemnification of all expenses, he or she may still be indemnified for a portion of the expenses. The determination of entitlement to indemnification under the Agreements will be made by a majority of a quorum of disinterested directors, independent counsel or by the stockholders of the Company. In the event of a change in control of the Company (as defined in the Agreements), the determination of entitlement will be made, if the Indemnitee so elects, by an independent counsel selected by the Indemnitee, and the Company will have the burden of proof to overcome a presumption that the Indemnitee is entitled to indemnification.

          The Agreements further provide that to the extent the Company maintains a liability insurance policy for directors, officers, employees, agents or fiduciaries, the Indemnitee will be covered by such policy in accordance with its terms to the maximum extent of the coverage available for any such officer, director, employee, agent or fiduciary under the policy. The Agreements will terminate upon the later of: (a) 10 years after the date the Indemnitee ceases to serve; or (b) the final termination of all pending proceedings covered thereunder.

Item 7.   Exemption From Registration Claimed.  Not Applicable.

Item 8.   Exhibits.

          The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.   Undertakings.

          (a)  The undersigned Registrant hereby
undertakes:

               (1)  To file, during any period in
                    which offers or sales are being
                    made, a post-effective
                    amendment to this registration
                    statement:

                    (i)  To include any
                         prospectus required by
                         Section 10(a)(3) of the
                         Securities Act of 1933;

                    (ii) To reflect in the
                         prospectus any facts or
                         events arising after the
                         effective date of this
                         registration statement
                         (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                    (iii)     To include any material
                              information with respect
                              to the plan of
                              distribution not
                              previously disclosed in
                              this registration
                              statement or any
                              material change to such
                              information in this
                              registration statement;

               provided, however, that paragraphs
               (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2)  That, for the purpose of
                    determining any liability under
                    the Securities Act of 1933, each
                    such post-effective amendment
                    shall be deemed to be a new
                    registration statement relating to
                    the securities offered therein,
                    and the offering of such
                    securities at that time shall be
                    deemed to be the initial bona
                    fide offering thereof.

               (3)  To remove from registration by
                    means of a post-effective
                    amendment any of the securities
                    being registered which remain
                    unsold at the termination of the
                    offering.

          (b)  That for purposes of determining  any
liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Amended and Restated Certificate of Incorporation, the By-Laws of the Registrant and the Agreements or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


               SIGNATURES

The Registrant.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 23rd day of May, 1996.

               HUMANA INC.
               1996 STOCK INCENTIVE PLAN FOR EMPLOYEES


                By: /s/ Arthur P. Hipwell
                Arthur P. Hipwell
                Senior Vice President and
                 General Counsel

                     POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints W.
Roger Drury and Arthur P. Hipwell, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all Amendments (including Post-Effective Amendments) to this Registration Statement on Form S-8 (Humana Inc. 1996 Stock Incentive Plan for Employees), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


BY:                      /s/ David A. Jones

                         David A. Jones
                         Chairman of the Board,
                         Chief Executive Officer
                         (Principal Executive
                           Officer) and Director
DATE:                         May 23, 1996



BY:                      /s/ Wayne T. Smith

                         Wayne T. Smith
                         President, Chief Operating
                          Officer and Director
DATE:                         May 23, 1996



BY:                      /s/ W. Roger Drury

                         W. Roger Drury
                         Chief Financial Officer
                         (Principal Financial
                           Officer)
DATE:                         May 23, 1996


BY:                      /s/ James E. Murray

                         James E. Murray
                         Vice President - Finance
                         (Principal Accounting
                           Officer)
DATE:                         May 23, 1996




BY:                      /s/ K. Frank Austen, M.D.

                         K. Frank Austen, M.D.
                         Director
DATE:                         May 23, 1996


BY:                      /s/ Michael E. Gellert

                         Michael E. Gellert
                         Director
DATE:                         May 23, 1996


BY:                      /s/ John R. Hall

                         John R. Hall
                         Director
DATE:                         May 23, 1996


BY:                      /s/ David A. Jones, Jr.

                         David A. Jones, Jr.
                         Director
DATE:                         May 23, 1996


BY:                      /s/ Irwin Lerner

                         Irwin Lerner
                         Director
DATE:                         May 23, 1996


BY:                      /s/ W. Ann Reynolds,Ph.D.
                         W. Ann Reynolds, Ph.D.
                         Director
DATE:                         May 23, 1996



Exhibit Index.


4.1      -  Restated Certificate of Incorporation filed with the
            Secretary of State of Delaware on November 9,
            1989.  Exhibit 4(i) to the Company's Post-Effective
            Amendment No. 1 filed February 2, 1994 to the
            Company's Registration Statement on Form S-8
            (Reg. No. 33-49305) filed January 22, 1993 is incorporated by reference herein.

4.2      -  By-Laws as amended.  Exhibit 3(a) to the
            Company's Current Report on Form 8-K (File No. 1-5975) filed March 5, 1993 is incorporated by reference herein.

4.3      -  Form of the Humana Inc. 1996 Stock Incentive
            Plan for Employes.  Annex A to the Company's
            Proxy Statement covering the Annual Meeting of Stockholders held on May 9, 1996 is incorporated by reference herein.

4.4      -  Form of Rights Agreement, dated February 14,
            1996, between Humana Inc. and Mid-America
            Bank of Louisville and Trust Company. Exhibit 1.3 to the Registration Statement (File No. 1-5975) on
            Form 8-A/A dated February 14, 1996 is
            incorporated by reference herein.

5     -  Opinion of  counsel as to the validity of the
         securities registered herein, filed herewith.

23.1 - Consent of Coopers & Lybrand, L.L.P., independent accountants for the Registrant, filed herewith.

23.2  -  Consent of counsel, included in 5 above.

24    -  Powers of Attorney (included on the signature
         page of this Registration Statement).